INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Stockholders of Timberline Software Corporation
Beaverton, Oregon

We consent to the incorporation by reference in Registration Statements Nos. 33-46716 and 33-69820 on Form S-8 of our report dated January 23, 1998 appearing in this Annual Report on Form 10-KSB of Timberline Software Corporation for the year ended December 31, 1997.



DELOITTE & TOUCHE LLP
Portland, Oregon
March 27, 1998